Exhibit 10.1
McAfee, Inc.
Chief Executive Officer Annual Compensation for Fiscal Year Ending December 31, 2006

Name	Expected Annual Salary ($)*	Maximum Potential Bonus ($)
George Samenuk	900,000	1,350,000
* In addition Mr. Samenuk will be entitled to additional forms of compensation, such as company paid insurance premiums. Also, consistent with past practice, George Samenuk will also be entitled to personal use of a corporate aircraft in which the Registrant owns a fractional interest.